EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood   Phone: (918) 524-1512

                      NORTH AMERICAN GALVANIZING & COATINGS
                      -------------------------------------
                   REPORTS RECORD FIRST QUARTER 2006 EARNINGS
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     Tulsa, Oklahoma, April 26, 2006 - North American Galvanizing & Coatings,
Inc. (AMEX: NGA) today reported quarterly net income of $982,000, or $.14 per basic share and $.13 per diluted share, for the first quarter of 2006, compared to net income of $97,000 or $.01 per basic and diluted share for the first quarter of 2005. Sales for the period were $15.4 million compared to $9.2 million for the prior year, a 66% increase.

Commenting on the results of the first quarter 2006, Ronald J. Evans, president and chief executive officer, said "We are very pleased with the operational, commercial, and financial results of the first quarter which all set records for NGA. I commend our employees for their efforts and performance which together with the strengthening economy drove this quarter's results."

Most plants experienced increased volumes in the first quarter of 2006. General improvement in the economy plus non-routine projects related to highways and electrical distribution contributed to the volume increase in the first three months of this year. First quarter 2006 volumes are 41% higher than the first quarter of 2005 and 18% higher than the 4th quarter of 2005. Sales prices have increased in the quarter primarily related to industry pass-through of higher costs of zinc and energy. In the three-months ended March 31, 2006, average selling prices for galvanizing and related coating services were 18% higher than the prior year first quarter and 9% higher than 4th quarter 2005.

The gross profit percentage increased 2.3% for the first quarter of 2006 versus the first quarter of 2005. Higher selling prices contributed 15.2% to the gross profit percentage, compared to the prior year first quarter. During the first quarter of 2006, zinc costs rose dramatically. The London Metals Exchange (LME) market price for zinc for the first quarter of 2006 averaged $1.02 per pound, compared to $.59 per pound in the first quarter of 2005. At March 31, 2006, the LME market price for zinc was $1.22 per pound. The Company's purchasing strategy resulted in raw material cost increases being limited to a negative 8.8% impact on gross profit percentage, compared to the prior year first quarter. Other cost increases, including natural gas, resulted in a negative 2.5% impact on the gross profit percentage, when comparing the first quarter of 2006 to 2005. Finally, the increased costs in the Canton, Ohio galvanizing facility compared to same plants resulted in negative 1.6% impact on the gross profit percentage, when comparing the first quarter of 2006 to 2005.

Commenting further, Mr. Evans said, "First quarter volume improvement reflects the increase in capital goods spending and general improvement in the economy. Additionally, our employees' focus on customer service and quality is showing positive results. However, with continuing increases in zinc pricing, the market could react by substituting other corrosion protection alternatives, such as paint, or by postponing projects. The Company cannot be assured that continuing zinc price increases will be absorbed by the market."

                                    - MORE -

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements made concerning the acquisition of assets from Gregory Galvanizing and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2006.


NORTH AMERICAN GALVANIZING & COATINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(In thousands, except per share amounts)
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                                                       2006              2005
                                                    ----------        ----------
SALES                                               $   15,411        $    9,280

COSTS AND EXPENSES:
  Cost of sales                                         10,996             6,842
  Selling, general and administrative expenses           1,841             1,448
  Depreciation and amortization                            647               619
                                                    ----------        ----------
           Total costs and expenses                     13,484             8,909
                                                    ----------        ----------

OPERATING INCOME                                         1,927               371

INTEREST EXPENSE                                           241               225
                                                    ----------        ----------

INCOME FROM OPERATIONS BEFORE INCOME TAXES               1,686               146

INCOME TAX EXPENSE                                         704                49
                                                    ----------        ----------

NET INCOME                                          $      982        $       97
                                                    ==========        ==========

NET INCOME PER COMMON SHARE:
  Net income
    Basic                                           $     0.14        $     0.01
    Diluted                                         $     0.13        $     0.01